RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) is effective as of February 28, 2007 and is entered into between ENSCO International Incorporated, a Delaware corporation (the “Company”), and Carl F. Thorne (the “Retiring Executive”), who mutually agree to be bound by all of the terms and conditions hereof.

WHEREAS, the Retiring Executive formerly served as the Company’s Chief Executive Officer and currently is a member and Chairman of the Company’s Board of Directors (the “Board”), and

WHEREAS, over the last several years, the Board has carefully considered the orderly transition of senior management of the Company as it approaches its 20th anniversary, recognizing that the Retiring Executive is nearing retirement age and has expressed a desire to retire in a phased manner over time so as to facilitate the orderly and seamless transition of senior management responsibilities, and

WHEREAS, the Retiring Executive will have completed twenty (20) years of service as of May 21, 2007, and

WHEREAS, the Board previously established an ad hoc Succession Committee for purposes of reviewing internal and external candidates to serve as the Company’s next Chief Executive Officer, which was comprised of independent Directors, and

WHEREAS, the Board, upon recommendation of its ad hoc Succession Committee and Nominating, Governance and Compensation Committee, appointed Daniel W. Rabun to serve as the Company’s President, which service commenced in March of 2006, and authorized the Company to enter into an agreement with Mr. Rabun pursuant to which he was designated to commence serving as the Company’s Chief Executive Officer on or before January 1, 2007, and

WHEREAS, upon recommendation of the Nominating, Governance and Compensation Committee, the Board appointed Daniel W. Rabun to succeed Mr. Thorne as the Company’s Chief Executive Officer effective January 1, 2007, and

WHEREAS, the Retiring Executive relinquished his former position as an officer of the Company and as the Chief Executive Officer effective as of December 31, 2006, and desires to retire as an employee of the Company effective as of May 22, 2007 (the “Employment Retirement Date”),

WHEREAS, the Retiring Executive has expressed his desire to the Board to retire as an employee of the Company and from its Board effective as of the Employment Retirement Date,

WHEREAS, the Company and the Board recognize and appreciate the outstanding service the Retiring Executive has rendered to the Company since its inception and recognize that the Retiring Executive has had a major impact in the Company’s development and growth or the benefit of the Company and its employees, directors, shareholders and other stakeholders, and

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WHEREAS, the Company and the Board desire the Retiring Executive to provide consulting services for the benefit of the new Chief Executive Officer and the Board following the Employment Retirement Date and the Retiring Executive has agreed to provide such services, and

WHEREAS, the Company and the Board desire the Retiring Executive to agree not to compete with the Company for a period of time following the Employment Retirement Date as provided hereinbelow, and

WHEREAS, the independent members of the Board, in consultation with outside advisors, have carefully considered transition roles and a compensation package for the Retiring Executive that reflects market practices in similar situations and facilitates an orderly transition of the Retiring Executive’s responsibilities with the intention of according the Retiring Executive fair, reasonable, and customary cash and equity compensation for his retirement to reflect (i) the outstanding contributions made by the Retiring Executive, (ii) the Retiring Executive’s contributions to, and facilitation of, the orderly transition of the Chief Executive Officer responsibilities and (iii) the Retiring Executive’s anticipated continued assistance to the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Company and the Retiring Executive hereby agree as follows:

1.

Officer Positions and Retirement.

a.

Effective on December 31, 2006, the Retiring Executive has relinquished his positions as an officer of the Company and as the Company’s Chief Executive Officer and any office, directorship or similar governing body positions held by him in any of the Company’s subsidiaries.

b.

From January 1, 2007 until the Employment Retirement Date, the Retiring Executive will continue to serve as a non-officer employee of the Company and as the Chairman of the Board.

c.

On the Employment Retirement Date, the Retiring Executive shall retire as an employee of the Company and from the Company's Board of Directors.  By his execution of this Agreement, the Retiring Executive hereby resigns from the aforementioned positions effective as of the adjournment of the 2007 Annual Meeting of Stockholders of the Company.

2.

Compensation Arrangements. In exchange for and in consideration of the Retiring Executive’s promises and representations herein, the Company and the Retiring Executive agree as follows:

a.

With respect to the period ending December 31, 2006, the Company has paid or will pay the Retiring Executive salary and bonus consistent with the arrangements then in place in respect of amounts earned in 2006, whether payable in 2006 or 2007, including, but not limited to, participation in the ENSCO Cash Incentive Plan, profit sharing plan and any other

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bonus plan.  The  cash bonus for 2006 payable to Retiring Executive in 2007 under the ENSCO Cash Incentive Plan shall be nine hundred one thousand and three hundred eleven dollars ($901,311).  The Company agrees that the Retiring Executive shall remain employed by the Company until the Employment Retirement Date unless the Company terminates the employment relationship with Retiring Executive for “cause” as that term is defined in the ENSCO Cash Incentive Plan or unless the employment relationship is terminated by reason of Retiring Executive’s death or Permanent and Total Disability as such terms are defined in the Company’s 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”).

b.

From January 1, 2007 until the Employment Retirement Date, the Company has paid or will pay the Retiring Executive a salary of seventy thousand and two hundred dollars ($70,200.00) per month, pro rata for a portion of a month.  With respect to the period from January 1, 2007 through the Employment Retirement Date, the Retiring Executive shall not be eligible to participate in any profit sharing plan, the ENSCO Cash Incentive Plan or any other bonus plan.

c.

For a period of twelve (12) months following the Employment Retirement Date (the “Consulting Period”), the Company will pay the Retiring Executive a monthly retainer fee of seventy thousand and two hundred dollars ($70,200) for his services as a non-employee independent contractor consultant.

d.

From the date Retiring Executive vacates an office in the Company headquarter offices until May 31, 2008, the Company also will pay the Retiring Executive a ten thousand dollar ($10,000) per month non-accountable allowance for the purpose of obtaining and staffing a separate private office.

e.

In consideration of the Retiring Executive’s agreement pursuant to Section 4 of this Agreement, the Retiring Executive will receive a final equity award on the Employment Retirement Date as follows:

(i)

a grant of 92,000 shares of (all of the restricted shares being referred to hereinafter as the “Restricted Stock”).  Said Restricted Stock shall be granted under the ENSCO International Incorporated 2005 Long Term Incentive Plan, the ("2005 Plan"), which Restricted Stock shall be upon such terms as shall be determined by the Nominating, Governance and Compensation Committee in consultation with the Company’s independent Directors.

(ii)

Without prejudice to the generality of the foregoing, it is contemplated that:

(a)

one-third of any such Restricted Stock shall vest upon each of the first three anniversaries of the Employment Retirement Date,

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(b)

the award of Restricted Stock will provide that, in the event of any breach of any of the term of Section 4 of this Agreement by the Retiring Executive, any further vesting of the Restricted Stock shall immediately cease and all such unvested Restricted Stock shall be forfeited immediately,

(d)

all outstanding unvested Restricted Stock shall vest upon the Retiring Executive’s death or Permanent and Total Disability or in the event of a Change in Control (both as defined in the 2005 Plan), and

(e)

all such Restricted Stock shall otherwise have terms generally consistent with other Company grants of restricted stock, specifically including the standard return of proceeds provisions in the event of competitive activity, and excluding the provisions addressing vesting on Normal Retirement Age (as defined in the 2005 Plan).

f.

The Company represents to the Retiring Executive that the Nominating Governance and Compensation Committee of the Board has taken all actions required to exercise its discretion pursuant to the provisions of the Company’s 1998 Incentive Plan, as amended (the “1998 Plan”), necessary to provide for vesting of all unvested stock options and restricted stock heretofore granted to Executive under the 1998 Plan so that:

(i)

the Retiring Executive will be entitled to receive the same vesting and stock option validity entitlements on all outstanding unvested stock options and restricted stock issued under the 1998 Plan as are available upon achievement of Normal Retirement Age under the terms of the 2005 Plan, as defined therein, or,

(ii)

in the earlier event of any of the following:

(a)

the Retiring Executive’s death or Permanent and Total Disability (as defined in the 2005 Plan) or

(b)

a Change in Control (as defined in the 2005 Plan),

all outstanding unvested stock options and restricted stock issued under the 1998 Plan shall vest and all outstanding options issued under the 1998 Plan shall be exercisable through the remaining term thereof.

g.

The Company represents to the Retiring Executive that the Nominating, Governance and Compensation Committee of the Board has taken all actions required to exercise its discretion pursuant to the provisions of the 2005 Plan to provide full vesting of all Restricted Shares to be issued pursuant to subpart e of Section 2 upon the Retiring Executive’s death or Permanent and Total Disability or in the event of a Change in Control (both as defined in the 2005 Plan) and also

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shall exercise its discretion to provide that said Restricted Shares shall vest and be exercisable as provided in subpart e of Section 2 and shall not be subject to vesting on Normal Retirement Age (as defined in the 2005 Plan).

h.

From and after the effective date of this Agreement, except as respects forfeitures as provided herein or in any of the applicable Company plans, any and all unpaid compensation specified in subparts a-e inclusive of this Section 2 shall be due and payable to Retiring Executive or to his estate in the event of Retiring Executive’s death or Permanent and Total Disability or in the event of a Change in Control (both as defined in the 2005 Plan).  In the event of any such occurrence prior to issuance of Restricted Stock pursuant to subpart e of this Section 2, the cash equivalent net present value, as shall be determined by the Nominating, Governance and Compensation Committee in consultation with the Company’s independent Directors, shall be due and payable in lieu of issuance of Restricted Stock pursuant to subpart e of this Section 2.

3.

Consulting Obligations. During the Consulting Period, the Retiring Executive shall provide such consulting services to the Company as the Chief Executive Officer of the Company may reasonably request. The Retiring Executive acknowledges and agrees that he will be providing such services as an independent contractor and not as an employee of the Company. During the Consulting Period, the Retiring Executive shall not have any power or authority to contract or otherwise create any implied or express liability or obligation on behalf of the Company and shall not be entitled to participate in any of the Company’s insurance, benefit, health or welfare plans.  The Company shall reimburse the Retiring Executive all expenses incurred in connection with the performance of the consulting services consistent with the Company’s travel and entertainment guidelines applicable for the Company’s Chief Executive Officer.

4.

 Non-Competition and Non-Solicitation. In exchange for and in consideration of the Company’s covenants hereunder, the Retiring Executive agrees to the following:

a

Until the third anniversary of the Employment Retirement Date, the Retiring Executive shall not, without the prior written consent of the Company, own, manage, operate, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a director, officer, advisor, consultant, or otherwise), any business, individual, partner, firm, corporation or other entity that owns, leases, charters, or operates  offshore drilling rigs (or any interest in any such rigs and regardless of design or water depth rating) or otherwise compete in any nature whatsoever, directly or indirectly, with the Company or any affiliate of the Company anywhere in the world.

b

Until the third anniversary of the Employment Retirement Date, the Retiring Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who is an employee, customer and/or supplier of the Company, its subsidiaries

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and/or affiliates or otherwise has a business relationship with the Company, its subsidiaries and/or affiliates.

c

The Retiring Executive agrees not to disclose any of the Company’s Confidential Information, directly or indirectly, to any unauthorized person, and not to use such information in any way, except as required for the benefit of the Company. “Confidential Information” is information acquired by the Retiring Executive during the course and scope of his employment by, or future consulting activities for, the Company that may be designated or marked by the Company as “confidential” or that the Company indicates through its policies, procedures or other instructions should not be disclosed to anyone outside of the Company.

d

The Retiring Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Retiring Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach.

5.

Entire Agreement. The parties agree that the agreements referred to herein constitute the entire agreement between them with respect to the subject matter hereof and supersede all previous or oral negotiations or communications between the parties with respect thereto, and that there exist no other agreements, oral or written, express or implied between the parties with respect to the subject matter hereof. This Agreement may only be changed in a writing signed by both parties, and a waiver of any provision herein must be reduced to writing by the waiving party.

6.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.

Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes to the extent required under the Internal Revenue Code or regulations issued thereunder.

8.

Arbitration. Except as provided in subpart d of Section 4, the parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration in Dallas, Texas, pursuant to the rules of the American Arbitration Association.

9.

Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

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10.

Successors in Interest.  This Agreement shall be binding upon the parties and their successor in interest.  Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that in the event of a Change in Control of the Company (as defined in the 2005 Plan), this Agreement shall be binding upon the Company’s successor, whether by merger or otherwise.  The Company shall take any and all actions which may be necessary or appropriate to assure that this Agreement is adopted by, binding on and enforceable against the Company’s successor.

WHEREFORE, the parties have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.

ENSCO International Incorporated

Carl F. Thorne

By:   /s/ Daniel W. Rabun

By:      /s/ Carl F. Thorne

Name: Daniel W. Rabun

Carl F. Thorne
Title: President and Chief Executive Officer

Dated:  February 28, 2007

Dated:  February 28, 2007

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